Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated November 10, 2015, in this Registration Statement (Form S-6 No. 333-206905) of Smart Trust, Enhanced Value II Trust, Series 13.

/s/ Grant Thornton LLP

Chicago, Illinois

November 10, 2015